Exhibit 10.14

BRILLIANT EARTH GROUP, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Brilliant Earth Group, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director:	$50,000

Committee Service

Audit Committee Chair:	$20,000
Compensation Committee Chair:	$14,000
Nominating and Corporate Governance Committee Chair:	$8,000

All annual retainers are additive and will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Election to Receive Restricted Stock Units (“RSUs”) In Lieu of Annual Retainers

General:	The Board or the Compensation Committee may, in its discretion, provide Non-Employee Directors with the opportunity to elect to convert all or a portion of their annual retainers into awards of RSUs ( “Retainer RSU Awards”) granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company on the date of the annual meeting of the Company’s stockholders or IPO, with each such Retainer RSU Award covering a number of shares of Common Stock calculated by dividing (i) the amount of the annual retainer that is expected to be paid to such Non-Employee Director from the grant date through the next annual meeting of the Company’s stockholders by (ii) the average per share closing trading price of the Common Stock over the most recent completed month as of the grant date (such election, a “Retainer RSU Election”).

Each Retainer RSU Award automatically will be granted on the closing of the IPO or the date of the annual meeting of the Company’s stockholders. Each Retainer RSU Award will vest, and the underlying shares be issued, as of the earlier of the first anniversary of the date of grant or the date of the annual meeting of the Company’s stockholders immediately following the date of grant of the Retainer RSU Award.

Election Method:

Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Board or its Compensation Committee (the “Compensation Committee”). An individual who fails to make a timely Retainer RSU Election shall not receive a Retainer RSU Award and instead shall receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:

•  Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Retainer RSU Election shall become final and irrevocable as of the Initial Election Deadline.

•  Annual Election. No later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become effective and irrevocable as of the Annual Election Deadline.

Equity Compensation

Initial RSU Award:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase that number of shares of Common Stock calculated by dividing (i) $140,000 by (ii) the average per share closing trading price of the Common Stock over the most recent completed month as of the grant date (the “Initial RSU Award”).

The Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board and will vest as to all of the shares subject thereto on the first anniversary of the grant date of the Initial RSU Award, subject to the Non-Employee Director continuing in service on the Board through each such vesting date.

Annual RSU Award:

Each Non-Employee Director who will continue to serve as a Non-Employee Director immediately following an annual meeting of the Company’s stockholders, shall be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) $140,000 by (ii) the average per share closing trading price of the Common Stock over the most recent completed month as of the grant date (the “Annual RSU Award”).

The Annual RSU Award will be automatically granted on the date of the applicable annual meeting of the Company’s stockholders, and will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately before the annual meeting of the Company’s stockholders following the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

No portion of an Initial RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Directors who are Employees who subsequently terminate their employment with the Company and any Subsidiary and remain a Director will not receive an Initial RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any Subsidiary, Annual RSU Awards as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the RSUs granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan. The grant of RSUs under this Program shall be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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